Exhibit 10.1

February 15, 2005

Jeffrey L. Garon

c/o Tripath Technology Inc.

2560 Orchard Parkway

San Jose, CA 95131

Dear Jeff:

We are pleased to offer you a position with Tripath Technology Inc. (the “Company” or “Tripath”) as Chief Financial Officer & Vice President of Finance, reporting to Dr. Adya Tripathi, President & CEO. You will receive a monthly salary of $14,583.33, equivalent to $175,000 annually, to be paid semi-monthly in accordance with the Company’s normal payroll procedures. As a Company employee, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, including, without limitation, the Company’s group medical and dental insurance (subject to qualification), vacation, sick leave, employee stock purchase plan and employee educational assistance. You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

We will recommend to the Company’s Board of Directors that, at the first Board meeting following your employment, you be granted a stock option to purchase 350,000 shares of the Company’s Common Stock at an exercise price equal to the current fair market value of the Company’s Common Stock on the date of the grant (the “Option”). The Option shall be subject to the terms, definitions and provisions of the Company’s 2000 Stock Plan and the stock option agreement by and between you and the Company, both of which documents are incorporated herein by reference.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Additionally, employment with Tripath Technology Inc. is at-will and may be terminated with or without cause and with or without notice at any time by either, you or the Company.

Jeff, we are delighted at the prospect of having you as a Tripath team member. We are very excited at the opportunity we have on our hands and are committed to making Tripath a big success. Such success can only be realized with top-notch talent and an outstanding team. We are confident that your expertise, talent set, values and vision will greatly contribute to shaping the future at Tripath.

We hope your serious consideration will lead you to accept this opportunity. To indicate your acceptance of this offer, please sign and date this letter in the space provided and return to my attention. A duplicate original is enclosed for your records.

We look forward to a long and mutually rewarding relationship.

Sincerely,

Tripath Technology Inc.

Randall G. Clark

Human Resources Manager

ACCEPTED AND AGREED TO

This 14th day of February, 2005

/s/ JEFFREY L. GARON Jeffrey L. Garon

Expected Start Date: Wednesday, February 16, 2005 @ 10:00 AM

This offer is valid until 5:00PM, February 18, 2005 at which time it will be rescinded, if not accepted in writing.

2